CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     We consent to the use of our report, dated July 16, 2003, on the annual financial statements and financial highlights of Tax Exempt Proceeds Fund, Inc., which is included in Part A and B in Post Effective Amendment No. 18 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 20 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption "Counsel and Auditors" in the Statement of Additional Information.



New York, New York                        /s/ Sanville & Company
October 13, 2003                          Certified Public Accountants